Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

BWAY CORPORATION (Delaware corporation)

Subsidiaries of BWAY Corporation (all are wholly owned)

Armstrong Containers, Inc. (Delaware corporation)

North America Packaging Corporation (Delaware corporation)

Subsidiaries of North America Packaging Corporation (all are wholly owned)

North America Packaging of Puerto Rico, Inc. (Delaware corporation)

SC Plastics, LLC (Georgia limited liability company)